Exhibit 10.2
March 30, 2011
Noah D. Beerman
10 Sawmill Road
Acton, MA 01720
Dear Noah:
     As we have discussed, your employment as President and Chief Executive Officer of RXi Pharmaceuticals Corporation (the “Company”) will terminate, effective as of the date of the public announcement of the merger between the Company and Apthera, Inc. (such date, the “Separation Date,” and this letter agreement, the “Agreement”). Reference is made to the Employment Agreement between you and the Company dated as of November 5, 2009 (the “Employment Agreement”). All capitalized terms used in this Agreement will have the meaning ascribed to them in the Employment Agreement unless otherwise expressly provided herein. The purpose of this letter is to confirm the agreement between you and the Company (each, a “Party”) concerning your separation from employment and severance benefits, as follows:
     1. Final Pay & Vacation. You will receive, on April 8, 2011 (the next regular pay day following the Separation Date), a cash payment equal to the sum of (a) all accrued and unpaid salary; (b) all unreimbursed (but properly reimbursable) business expenses incurred as of the Separation Date; and (c) $17,846.16, representing payment at your final base rate of pay of Four Hundred Thousand Dollars ($400,000) per annum, for the 11.6 vacation days you have earned but not used as of the Separation Date, determined in accordance with Company policy and as reflected on the books of the Company.
     2. Severance Benefits. In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it, including without limitation those obligations set forth in paragraphs 5 and 6 hereof, and in full satisfaction of any rights you may have under the Employment Agreement:
          (a) The Company will pay you a single lump sum payment in the gross amount of One Hundred Twenty-Two Thousand Five Hundred Dollars ($122,500) on April 8, 2011 (the next regular Company payday following the Separation Date).
          (b) On the day immediately following the Separation Date (the “Grant Date”) the Company will grant you an award under the RXi Pharmaceuticals Corporation Amended and Restated 2007 Incentive Plan (the “Equity Plan”) of the number of Registered Shares (as defined herein) of common stock, $.0001 par value of the Company (“Common Stock”) having an aggregate value of Three Hundred Thousand Dollars ($300,000) (the “Severance Shares”), as determined based on the closing price of a share of Common Stock on the day immediately following the Separation Date (the “Issue Price”), subject to the provisions of this Section 2(b). As a condition to this grant of the Severance Shares, you will not, without the prior written consent of the Company, directly or indirectly, (i) offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, any Severance Shares or announce the intention to otherwise dispose of any Severance Shares, (ii) enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of the Severance Shares, or (iii) engage in any short selling of Severance Shares (the “Lock-Up Restrictions”). The Lock-Up Restrictions shall expire (A) with respect to one-third (1/3) of the Severance Shares, on the day immediately following the period of ninety (90) days following the Separation Date, and (B) with respect to the other two-thirds (2/3) of the Severance Shares, on the day immediately following the period of one hundred and eighty (180) days following the Separation Date (each such date on which the Lock-Up Restrictions expire, a “Release Date”). The term “Registered Shares” means that on the Grant Date, and on each Release Date, those Severance Shares for which Lock-Up Restrictions expire on each Release Date are and will be registered by the Company pursuant to a then effective Registration Statement on Form S-8 (or any other suitable registration statement) under the Securities Act of 1933 and may be publicly freely sold by you without restriction.
     Notwithstanding the foregoing, in the event the average closing price of a share of Company stock for the five (5) trading days preceding the applicable Release Date is lower than the Issue Price, you will be granted within five (5) days following a Release Date, an additional number of Severance Shares (which shall also be Registered Shares) or, at the Company’s election, you will receive a cash payment, or a combination of Severance Shares and a cash payment, such that you receive the total value of One Hundred Thousand Dollars ($100,000) or Two Hundred Thousand Dollars ($200,000), as applicable, with respect to the tranche of Severance Shares that are released from the Lock-Up Restrictions as of the corresponding Release Date.
     The Company acknowledges and agrees that if, on the Grant Date and on each Release Date, the Severance Shares are not Registered Shares, the Company shall be in breach of this Agreement. In such event, and in addition to any other remedies that might be available to you, the Company agrees that it will (i) reduce the number of Severance Shares by an amount having a value sufficient to pay any required taxes thereon that might be owed and (ii) pay any such taxes on a timely basis.
     (c) The Company shall cause the vesting of the option awards granted to you on November 5, 2009, covering Three Hundred and Fifty Thousand (350,000) shares of Common Stock (the “2009 Award”), to accelerate, such that the number of shares of common stock of the Company scheduled to vest during the twelve (12) month period immediately following the Separation Date will all vest in full and become immediately exercisable, effective as of the time immediately prior to the termination of your employment on the Separation Date. For the avoidance of doubt, as of the Separation Date, and provided that you sign (and do not revoke) this Agreement within the time periods described herein, (i) options to purchase (A) One Hundred Ninety-Six Thousand Eight Hundred and Seventy-Five (196,875) shares of Common Stock subject to the 2009 Award, and (B) One thousand Four Hundred and Forty-Eight (1,448) shares of Common Stock subject to an option granted January 14, 2010, covering Five Thousand Seven Hundred and

Ninety-Two (5,792) shares of Common Stock (the “2010 Award”) will be vested and immediately exercisable, (collectively, the “Vested Options”); and (ii) options to purchase (A) One Hundred Fifty-Three Thousand One Hundred and Twenty-Five (153,125) shares of common stock of the Company subject to the 2009 Award, and (B) Four Thousand Three Hundred and Forty-Four (4,344) shares of Common Stock subject to the 2010 Award will be unvested and will be forfeited. Notwithstanding anything to the contrary in the Equity Plan”) or the 2009 Award, you will have a period of ninety (90) days following the Separation Date to exercise the Vested Options.
     (d) If you are enrolled in the Company’s medical and dental plans on the day immediately prior to the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans, at your own expense, for a period of time under the federal law commonly known as “COBRA.” The Company will provide you, under separate cover, with additional information concerning your COBRA rights, which are available to you whether or not you sign this Agreement.
     (e) Indemnification. You will continue to be entitled to any rights to contribution, advancement of expenses, defense or indemnification you may have under the Company’s Articles of Incorporation, Bylaws, the Indemnification Agreement between the Parties dated as of November 5, 2009 (the “Indemnification Agreement”) or as provided under applicable law.
     (f) Adjustment. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that as a result of any payment or distribution by the Company to or for your benefit whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Payments”), the Employee would be subject to the excise tax imposed by Sections 409A, 280G or Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment, you are in the same after-tax position as if no Excise Tax had been imposed upon you with respect to the Payments, provided further that such Gross-Up Payment shall be made prior to April 15th of the calendar year following the year in which you receive any payment or distribution from the Company which gives rise to a Gross-Up Payment. Notwithstanding the foregoing, the amount of the Gross-Up Payment required to be made by the Company to you shall in no event exceed Three Hundred and Seventy Five Thousand Dollars ($375,000).

     3. Acknowledgement of Full Payment and Withholding
          (a) You acknowledge and agree that the payments and benefits to be provided under paragraphs 1 and 2 of this Agreement are in complete satisfaction of any and all compensation or benefits due to you from the Company or its affiliates, pursuant to the terms of your Employment Agreement or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation or benefits are owed or will be paid to you.
          (b) Except as specifically set forth herein, the payments made by the Company under this Agreement will be reduced by all taxes and other amounts required to be withheld by the Company under applicable law and all other lawful deductions authorized by you.
     4. Status of Employee Benefits & Vacation. Except for any right you may have to continue your participation and that of your eligible dependents in the Company’s group medical and dental plans under Section 2(d) hereof, your participation in all employee benefit plans of the Company will end as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other similar benefits after the Separation Date.
     5. Confidentiality, Non-Competition, Non-Solicitation, Non-Disparagement, Resignation from Board of Directors & Consulting.
          (a) You hereby affirm your continuing obligations under the Confidentiality Agreement (as defined in the Employment Agreement) with respect to confidentiality, return of Company property, non-competition, non-solicitation, and assignment of rights to intellectual property.
          (b) Each Party agrees that, except as may be required by law, such Party will not disclose this Agreement or any of its terms or provisions, directly or by implication, except that you may disclose this Agreement to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others
          (c) You agree not to disclose any information or make or publish any statement that may tend to harm or prejudice the reputation or good name of the Company or otherwise disparage or criticize the Company’s business, its management, its investors or its services, and you agree that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation. The Company’s senior management and Board members will not disparage you in communications with third parties. If any Company senior management team member (including Board members) receives an inquiry from any third party, the recipient of such contact shall refer the inquiry to the Company’s human resource department, which shall inform the inquiring party, except as otherwise authorized by you in writing or as required by law, that the Company’s policy permits him or her to disclose only the following information about you: (a) the facts and dates of your executive employment and director relationships; (b) your compensation levels as of the Separation Date; and (c) that you resigned from the Board.
     (c) Your resignation from the Board of Directors of the Company and from any other board positions with the Company, if any, that you currently hold with the Company, will be effective as of the Separation Date.
     (d) For a period of ninety (90) days following the Separation Date, you will respond promptly (and without any additional compensation except for reimbursement of related out-of-pocket expenses) to reasonable requests from the Company for assistance on transitional matters relating to your former employment with the Company. The transition assistance shall not exceed the equivalent of three days per month.
     6. Return of Company Documents and Other Property. In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control except as reasonably necessary to enable you to provide the transition assistance (and subject to approval of the Company). Further, you represent and warrant that you will not retain copies or derivations of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise) following the Separation Date. Recognizing that your employment with the Company will end as of the Separation Date, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, you acknowledge that you will disclose to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.
     7. Release of Claims.
          (a) The Company wants to be certain that this Agreement will resolve any and all concerns that you might have, and therefore requests that you carefully consider the terms of this Agreement, including the release of claims set forth below. This Agreement, which includes the release of claims, creates legally-binding obligations and the Company therefore advises you to consult an attorney before you sign this Agreement. In accordance with the requirements of the Older Workers Benefit Protection Act, the Company is also providing you, as Exhibit A to this Agreement, a list of the job titles and ages of all employees who have been selected for separation at this time and are therefore eligible for severance benefits, together with the job classifications and ages of all individuals who have not been selected for separation and are therefore not eligible for severance benefits.
          (b) In exchange for the severance pay and benefits provided to you under this Agreement, timely payment/ providing of all of which to you in accordance with the terms and conditions of this Agreement being a condition precedent for such, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination, the Employment Agreement, or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the fair employment practices statutes of the state or states in which you have provided services to the Company, and/or any other federal, state or local law, regulation or other requirement, each as amended from time to time, arising up until and including the Separation Date. Each Party, on behalf of themselves, and their respective heirs, family members, executors, officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, hereby fully and forever release the other Party and their respective heirs, family members, executors, officers, directors, employees, employee benefit plans, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, from, and agree not to sue concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that any of them may possess arising from any omissions, acts or facts that have occurred up until and including the Separation Date. This release does not extend to any obligations incurred under this Agreement and does not release claims that cannot be released as a matter of law.
     Further, none of the waivers and releases anywhere in this Agreement shall waive, release, or limit in any way: a) any claims arising under either state unemployment insurance (the Company agrees this Agreement does not limit any right you may otherwise have to such); b) your rights to indemnification, duty to defend, and to be held harmless by the Company (with respect to all of your prior and continuing capacities with, and efforts for, the Company) pursuant to all applicable agreements or contracts in any written form, Company insurance policies, statutes, common law, corporate bylaws, articles of incorporation or otherwise; c) your already legally-vested rights accrued through your employment, corporate officership and board membership under any Company or Company-sponsored agreement, benefit or benefit plan and/or pursuant to any Company insurance policies (e.g., 401(k), various forms of insurance, stock option, restricted stock unit, and/or related agreements); d) your rights as a current and future Company shareholder and stock option holder; e) each Party’s rights to enforce the terms of this Agreement; f) each Party’s rights regarding any other Party’s (and their associated releasees’) acts or omissions that occur after the Separation Date; and (g) the Company’s right to pursue claims arising from criminal, fraudulent or otherwise intentionally wrongful conduct on your part (discovered after the Separation Date) that is contrary to the Company’s interests or to pursue claims arising from your violation of state or federal laws or regulations.

     8. Expenses.
     Each Party shall pay its own fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.
     9. Miscellaneous.
          (a) This Agreement represents the entire agreement between you and the Company, and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Confidentiality Agreement, the Indemnification Agreement, and each Party’s obligations with respect to the securities of the Company, each of which will all continue in full force and effect.
          (b) This Agreement may not be modified or amended, and no breach will be deemed to be waived, unless agreed to in writing by you and the Company’s Chairman of the Board of Directors or his expressly authorized designee. The captions and headings in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.
          (c) This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns. The Company will cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it. The obligations of the Company to make payments to you and to provide you with benefits under this Agreement and your right to retain the same, are expressly conditioned upon your continued full performance of your obligations under this Agreement.
          (d) In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 5(b) above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.
     If the terms of this Agreement are acceptable to you, please sign, date and return it to the undersigned within forty-five (45) days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing by written notice of such revocation to the undersigned. If you do not revoke it, then, at the expiration of that seven-day period (the “Effective Date”), this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely, RXi Pharmaceuticals Corporation
By:	/s/ Mark J. Ahn
Mark J. Ahn
Chief Executive Officer

Accepted and agreed:
Signature:	/s/ Noah D. Beerman
Noah D. Beerman

Date: March 30, 2011